EXHIBIT 99.2

The table below sets forth the date, quantity, weighted-average price and range of price paid per share of Common Stock of Deere & Company purchased by Cascade Investment, L.L.C. (“Cascade”) during the past sixty days.  Cascade undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of shares purchased at each separate price.  All of the transactions were effected on the New York Stock Exchange or through Electronic Communication Networks.

Purchase Date	Quantity	Weighted-Average Price Paid Per Share ($)	Range of Price Paid Per Share ($)
6/20/2011	323,299	79.5823	79.1650 - 79.9800
6/21/2011	53,692	80.8969	80.6400 - 81.0000
6/23/2011	370,102	79.7225	79.4800 - 79.7750
6/24/2011	182,571	79.9507	79.8750 - 79.9800
6/27/2011	95,220	79.9797	79.9700 - 79.9800
7/27/2011	1,250,000	79.2222	78.7100 - 79.5000
7/28/2011	1,430,040	79.5528	79.1300 - 80.1200
7/28/2011	9,075	80.2252	80.1300 - 80.3400
7/29/2011	182,231	78.2554	77.8100 - 78.8098
7/29/2011	103,770	78.9979	78.8100 - 79.2500
8/5/2011	500,000	70.9497	70.5400 - 71.5000
8/5/2011	500,000	73.2250	72.8600 - 73.7400
8/10/2011	179,274	68.2028	67.9300 - 68.9299
8/10/2011	317,299	69.3766	68.9300 - 69.9299
8/10/2011	24,200	69.9783	69.9300 - 69.9900
8/17/2011	343,663	74.1249	73.4900 - 74.4800
8/17/2011	656,337	74.7469	74.4900 - 75.0000
8/22/2011	1,000,000	70.0516	69.7200 - 70.4000